EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Nova Measuring Instruments Ltd.:

We consent to the incorporation by reference of our report dated February 27, 2003, with respect to the consolidated financial statements of Nova Measuring Instruments Ltd. (“the Company”) included in its Annual Report on on Form 20-F for the fiscal year ended December 31, 2002, filed with thr Securities and Exchange Commission, into this Registration Statement on Form S-8 relating to the Company’s March 2004 Stock Option Plan 7A.

Brightman Almagor & Co. BY: /S/ Brightman Almagor & Co. —————————————— BRIGHTMAN ALMAGOR & CO.

Tel Aviv, Israel
May 12, 2004